Exhibit (l)(ii)

September 19, 2014

The Gabelli Equity Trust Inc.

One Corporate Center

Rye, NY 10580-1422

Re:	Registration Statement on Form N-2:
1933 Act File No. 333-195247
1940 Act File No. 811-04700

Ladies and Gentlemen:

We have served as Maryland counsel to The Gabelli Equity Trust Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of (a) the distribution, in accordance with the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, of up to 191,839,279 transferable subscription rights (the “Rights”) to holders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (b) the registration of the offering and sale of up to 27,405,612 shares (the “Shares”) of Common Stock upon exercise of the Rights. Each Share is issuable upon the exercise of seven Rights.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, in the form filed with the Commission under the Securities Act and the Investment Company Act;

2. The Prospectus, dated August 5, 2014 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated September 19, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance of the Rights and the Shares, each in substantially the form in which it was transmitted to the Commission pursuant to Rule 497 under the Securities Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

The Gabelli Equity Trust Inc.

September 19, 2014

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof, relating to the issuance of the Rights and the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. A certificate executed by an officer of the Company, dated as of the date hereof;

7. A certificate as of a recent date of the SDAT as to the good standing of the Company; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The Gabelli Equity Trust Inc.

September 19, 2014

5. Upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. None of the Shares or Rights will be issued to a Principal Shareholder (as defined in the Charter).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Rights has been duly authorized by all necessary corporate action on the part of the Company.

3. The sale and issuance of the Shares have been duly authorized and, when and if issued and paid for upon exercise of the Rights pursuant to the Resolutions and the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP